Exhibit 99.1

This exchange offer (the “Offer”) is being made for the ordinary shares of Magic Software Enterprises Ltd. (the “Issuer”) by Matrix IT Ltd. (the “Offeror”), each of which is a company incorporated in Israel. The Offer and information distributed in connection with the Offer are subject to disclosure requirements of Israel that are different from those of the United States. Financial statements and financial information included in the document, if any, have been prepared in accordance with International Financial Reporting Standards (IFRS Accounting Standards) that may not be comparable to the financial statements or financial information of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under U.S. federal securities laws in respect of the Offer, since the Issuer and the Offeror are located in Israel, and some or all of their officers and directors may be residents of Israel or other countries outside the U.S. You may not be able to sue a company incorporated outside the U.S. or its officers or directors in a non-U.S. court for violations of U.S. securities laws. It may be difficult to compel a company incorporated outside the U.S. and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

Matrix IT Ltd.

(the "Company")

February 24, 2026

To Tel Aviv Stock Exchange Ltd. (the "TASE") http://www.maya.tase.co.il	To Israel Securities Authority www.magna.gov.il

RE: Notice of Receipt of the Merger Certificate and Completion Date of the Merger Transaction with Magic

Further to the Company’s reports1 regarding its entry into a reverse triangular merger transaction pursuant to a merger agreement dated November 3, 2025, among the Company, Magic Software Enterprises Ltd. ("Magic") and Magitrix Ltd. (the "Merger Transaction" and the "Merger Agreement", as applicable), the Company is pleased to update as follows:

1.	Today, February 24, 2026, the Company received the merger certificate from the Israeli Registrar of Companies (the "Merger Certificate"), and accordingly all conditions precedent to the completion of the Merger Transaction have been satisfied.

2.	In light of the receipt of the Merger Certificate, trading in Magic’s shares did not open today on the Tel Aviv Stock Exchange Ltd. ("TASE"), and trading in Magic’s shares will not open on Nasdaq. Furthermore, following the receipt of the Merger Certificate, no further transactions or transfers in Magic’s shares may be effected.

3.	Pursuant to Section 3.2 of the Shelf Offering Report, and in light of the fact that the Merger Certificate was received today prior to the commencement of trading on the TASE, the record date for the entitlement of Magic’s shareholders to the Merger Consideration Shares (as defined in the Shelf Offering Report) is today, February 24, 2026 (the "Record Date for Entitlement to the Merger Consideration Shares").

4.	The allotment of the Merger Consideration Shares (as defined in the Shelf Offering Report) to Magic’s shareholders who held Magic shares on the Record Date for Entitlement to the Merger Consideration Shares, and the completion of the transaction, will take place today, February 24, 2026.

5.	It is hereby clarified that the consideration shares to be allotted to shareholders who held Magic shares on the Record Date for Entitlement to the Merger Consideration Shares, not through a TASE member, will be credited to the benefit of IBI Trust Management (“IBI”), which will hold the consideration shares in trust for such shareholders. Additional information regarding the consideration shares and the manner of exercising the rights attached thereto will be provided to these shareholders by IBI and/or by Magic’s transfer agent and/or through the bank, broker, or custodian through which they held Magic shares on the record date, as applicable.

Sincerely,

Matrix IT Ltd.

By: Nevo Brenner, CFO

And Adv. Yifat Givol, Head of Legal Department and Company's Secretary

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[1]	The Company’s notice of a special general meeting dated November 3, 2025 (Reference No.: 2025-01-083233); the Company’s shelf offering report dated December 3, 2025 (Reference No.: 2025-01-096297) (the "Shelf Offering Report"); the Company’s immediate report dated February 5, 2026 (Reference No.: 2026-01-012685); and the Company’s immediate report dated February 18, 2026 (Reference No.: 2026-01-016029).